UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
GSI Commerce, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	04-2958132 (I.R.S. Employer Identification No.)

935 First Avenue King of Prussia, PA (Address of principal executive offices)	19406 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this Form relates:                                          (If applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, dated April 6, 2006 (the “Original Form 8-A”), by GSI Commerce, Inc., a Delaware corporation (the “Company”), relating to the dividend distribution of one Right for each outstanding share of common stock, par value $.01 per share, of the Company to stockholders of record at the close of business on April 14, 2006 pursuant to the terms of the Rights Agreement, dated as of April 3, 2006, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (as amended, the “Rights Agreement”). The Original Form 8-A is incorporated herein by reference. Capitalized terms used but not defined in this Amendment No. 1 to Registration Statement on Form 8-A shall have the meanings ascribed to them in the Rights Agreement.
On March 27, 2011, the Company and the Rights Agent entered into an Amendment (the “Amendment”) to the Rights Agreement.
Concurrently with the Amendment, the Company entered into an Agreement and Plan of Merger dated March 27, 2011 (the “Merger Agreement”), among the Company, eBay Inc. (“Parent”), and Gibraltar Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”) (Parent, Merger Sub or any of their Affiliates are collectively referred to herein as the “Other Parties”). The Company entered into the Amendment to provide that: (i) the execution or announcement of, or consummation of the Merger (as defined in the Merger Agreement) or the related transactions contemplated by, or in compliance with the terms of, the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by any stockholder of the Company to the Other Parties shall not result or be deemed to result in a Distribution Date, Stock Acquisition Date or Triggering Event; (ii) none of the Other Parties shall become or be deemed to become an Acquiring Person or a Principal Party pursuant to the Rights Agreement by reason of the execution or announcement of, or consummation of the Merger or the related transactions contemplated by, or in compliance with the terms of, the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by any stockholder of the Company to the Other Parties; (iii) the execution or announcement of, or consummation of the Merger or the related transactions contemplated by, or in compliance with the terms of, the Merger Agreement, including the execution, delivery or performance of proxies or agreements to vote shares of Common Stock granted by any stockholder of the Company to the Other Parties, will not require any notice to any holder of Rights; (iv) upon the consummation of the Merger in accordance with the terms of the Merger Agreement, all Rights shall be deemed to have been redeemed in full and all rights thereunder extinguished; (v) the Rights will not separate from the Common Stock as a result of the execution, delivery or performance of the Merger Agreement or the Support Agreements (as defined in the Merger Agreement) or the consummation of the Merger; and (vi) none of the Company, the Other Parties or the Surviving Corporation (as defined in the Merger Agreement), nor any of their respective Affiliates, shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time (as defined in the Merger Agreement).
The Company filed the Merger Agreement as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2011. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibit 4.1 and Exhibit 4.2 hereto, respectively, and incorporated by reference in their entirety herein.

Item 2. Exhibits.
The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Global Sports, Inc. (filed as Appendix B to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2001 and incorporated herein by reference).
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Global Sports, Inc. (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference).
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of GSI Commerce, Inc. (filed as Appendix B to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 13, 2010 and incorporated herein by reference).
3.4	Amended and Restated Bylaws of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on March 16, 2009 and incorporated herein by reference).
3.5	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference).
4.1	Rights Agreement, dated as of April 3, 2006, between GSI Commerce, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including all exhibits thereto (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference).
4.2	Amendment to Rights Agreement, dated as of March 27, 2011, between GSI Commerce, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on March 28, 2011 and incorporated herein by reference).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 30, 2011	GSI COMMERCE, INC.
	By:	/s/ Michael R. Conn
		Name:	Michael R. Conn
		Title:	Executive Vice President, Finance and Chief Financial Officer